SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date earliest event reported)  August 12, 2009

MTR GAMING GROUP, INC.

(exact name of registrant as specified in its charter)

DELAWARE

(State or other jurisdiction of incorporation)

0-20508	84-1103135
(Commission File Number)	(IRS Employer Identification Number)

STATE ROUTE 2 SOUTH, CHESTER, WEST VIRGINIA

(Address of principal executive offices)

26034

(Zip Code)

Registrant’s Telephone Number, Including Area Code:  (304) 387-8300

N/A

(Former name or former address, if changed since last report)

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.               Entry into a Material Definitive Agreement.

On August 12, 2009, MTR Gaming Group, Inc. (the “Company”) issued $250 million aggregate principal amount of 12.625% Senior Secured Notes due 2014 (the “Notes”) pursuant to an indenture, dated as of August 12, 2009 (the “Indenture”), among the Company, the guarantors party thereto (the “Guarantors”) and Wilmington Trust FSB, as Trustee.

The Notes are the Company’s general senior secured second priority obligations. The Notes rank equally in right of payment with all of the Company’s existing and future debt that is not subordinated and senior in right of payment to all of the Company’s existing and future debt that is expressly subordinated in right of payment thereto. The Notes are effectively junior to the Company’s obligations under its amended and restated credit facility and other permitted priority lien debt to the extent of the value of the collateral securing such debt. The Notes are structurally subordinated to any existing and future indebtedness of any non-guarantor subsidiary. The Note guarantees are the Guarantors’ general senior secured second priority obligations. The guarantees rank equally in right of payment with all existing and future debt of each Guarantor that is not subordinated and senior in right of payment to all existing and future debt of each Guarantor that is expressly subordinated in right of payment thereto. The Note guarantees will be effectively junior to the obligations of the Guarantors with respect to the Company’s amended and restated credit facility and any other permitted prior lien debt of such Guarantors to the extent of the value of the collateral securing such debt.

On and after July 15, 2011, the Company may redeem the Notes, in whole or in part, at the redemption prices (expressed as percentages of the principal amount of the Notes to be redeemed) set forth below, in each case together with accrued and unpaid interest, and Liquidated Damages (as defined in the Indenture), if any, to the date of redemption of the Notes, if redeemed during the twelve month period beginning on July 15 of each of the years indicated below:

Year	Percentage
2011	106.313%
2012	103.156%
2013 and thereafter	100.000%

If the Company experiences certain change of control events (as defined in the Indenture), it must offer to repurchase the Notes at 101% of their principal amount, plus accrued and unpaid interest to the applicable repurchase date.

If the Company sells assets or experiences certain events of loss under certain circumstances and does not use the proceeds for specified purposes, the Company must offer to repurchase the Notes at 100% of their principal amount, plus accrued and unpaid interest to the applicable repurchase date.

The Indenture contains certain covenants limiting, among other things, the Company’s ability and the ability of its subsidiaries (other than its unrestricted subsidiaries) to:

•                  pay dividends, redeem stock or make other distributions or restricted payments;

•                  incur additional indebtedness or issue preferred shares;

•                  make certain investments, including in unrestricted subsidiaries;

•                  create liens;

•                  agree to payment restrictions affecting the Guarantors (as defined in the Indenture);

•                  consolidate or merge;

•                  sell or otherwise transfer or dispose of assets, including equity interests of the Company’s subsidiaries;

•                  enter into sale-leaseback transactions;

•                  enter into transactions with affiliates of the Company;

•                  designate the Company’s subsidiaries as unrestricted subsidiaries;

•                  use the proceeds of permitted sales of the Company’s assets; and

•                  change the Company’s line of business.

These covenants are subject to a number of exceptions and qualifications as set forth in the Indenture.

The Indenture also provides for events of default which, if any of them occurs, would permit or require the principal of and accrued interest on such Notes to be declared due and payable.

The foregoing description is qualified in its entirety by reference to the full text of the Indenture, filed as Exhibit 4.1 hereto and incorporated by reference herein.

Item 8.01.                     Other Events.

On August 12, 2009, the Company issued a press release announcing that it had completed and settled its previously announced offer to purchase (the “Tender Offer”) any and all of its $130 million in aggregate principal of 9.75% Senior Notes due 2010 (the “Senior Notes”). Pursuant to the Tender Offer, the Company purchased 100% of the Senior Notes, all of which have been cancelled. The Company also announced that it completed its previously announced offering of $250.0 million in aggregate principal amount of 12.625% Senior Secured Notes due 2014 (the “Senior Secured Notes”) at 95.248% of the aggregate principal amount of the Senior Secured Notes. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated by reference herein.

Item 9.01.                     Financial Statements and Exhibits.

(a)                               Not applicable.

(b)                              Not applicable.

(c)                               Not applicable.

(d)                              Exhibits:

Exhibit No.	Description

4.1	Indenture dated as of August 12, 2009, by and between the Company, certain of its wholly-owned subsidiaries (as guarantors) and Wilmington Trust FSB.
99.1

Press Release dated August 12, 2009, regarding completion and settlement of the Company’s tender offer with respect to its Senior Notes and completion of the Company’s offering of Senior Secured notes.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MTR GAMING GROUP, INC.

	By:	/s/ John W. Bittner, Jr.
John W. Bittner, Jr.
Executive Vice President of Finance and Accounting
Date: August 12, 2009